                                                                    Exhibit 99.1


(GENENCOR INTERNATIONAL LETTERHEAD)


NEWS FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:

MEDIA:
Valerie Tucker, +650-846-7571

INVESTORS:
Tom Rathjen, +650-846-7500


                GENENCOR REPORTS SECOND QUARTER FINANCIAL RESULTS

           ~Establishes Company Record For Quarterly Product Revenues~

      PALO ALTO, CALIF., JULY 29, 2004 - Genencor International, Inc. (NASDAQ:
GCOR) today reported that for the quarter ended June 30, 2004, net income available to common stockholders was $12.1 million, or $0.20 per diluted share, compared to $5.8 million or $0.10 per diluted share during the same period in 2003. Product revenues increased by 7% to $96.2 million, compared to $89.7 million in the second quarter of 2003. Total revenues in the second quarter were $109.9 million, compared to $96.3 million for the same period in 2003. Fees and royalty revenues were $13.8 million in the second quarter of 2004 as compared to $6.6 million in the prior year. For the second quarter of 2004, Genencor generated $17.5 million in operating income and $18.8 million in cash flow from operations.

      For the six months ended June 30, 2004, total revenues were $204.3 million, compared to $192.0 million for the same period in 2003. Net income available to common stockholders was $23.3 million, or $0.38 per diluted share for the six months ended June 30, 2004, compared to $10.5 million or $0.18 per diluted share for that same period in 2003.


Genencor Reports Second Quarter Results - Page 1 of 9

      "The combination of an increase in product revenues driven by increases in all of our product categories and the $10 million in revenue from the sale of our vaccine program to Innogenetics, have made this a very strong quarter for earnings," said Ray Land, Senior Vice President and Chief Financial Officer.

FINANCIAL RESULTS BY SEGMENT

      The Bioproducts segment develops and delivers products and services for the industrial, consumer and agri-processing markets to a global customer base. All of the company's current product revenues are derived from this segment. For the second quarter 2004, the Bioproducts segment achieved operating income of $14.2 million as compared to operating income of $17.7 million for the second quarter of 2003, primarily due to reduced fee and royalty revenues. For the six months ended June 30, 2004, the Bioproducts segment achieved operating income of $38.2 million as compared to operating income of $36.8 million for the same period in 2003.

      The Health Care segment is primarily engaged in the performance of research and development, securing intellectual property and the establishment of strategic investments and collaborations in support of our product objectives in the health care market. For the second quarter of 2004, the Health Care segment reported operating income of $3.2 million as compared to an operating loss of $7.5 million for the same period in 2003. For the six months ended June 30, 2004, the Health Care segment experienced an operating loss of $3.6 million as compared to an operating loss of $15.4 million for the same period in 2003.

BUSINESS UPDATE

      "We are very pleased with our strong financial performance during the second quarter and with our record-setting product revenues," said Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor. "The continuing strength of our business along with exciting new initiatives, we believe, bode well for the future," said Bienaime.


Genencor Reports Second Quarter Results - Page 2 of 9

Bioproducts
------------

      Genencor's Bioproducts segment set a quarterly product revenue record for the company in the second quarter of 2004, driven by increases in all product revenue categories. Particular strength was seen in the fermentation alcohol, sweeteners and the food & beverage specialty markets. Globally, most regions reported increased sales, with Asia Pacific reflecting double-digit growth.

      As announced earlier in the month, Genencor, along with the U.S. Department of Energy's National Renewable Energy Laboratory, were selected by R&D Magazine for inclusion on its list of Top 100 Technologically Significant Products for 2004. The recognition was for progress made on the development of an economical process for the conversion of biomass to ethanol, a critical step in creating a viable biorefinery industry.

      During the second quarter, Genencor moved closer to the commercialization of new products for the growing biodefense industry. The company has manufactured sample quantities of enzymes that neutralize sarin nerve gas and other organophospate-based agents and is providing samples to formulators for development into foams, sprays and detergents for use by both military and civilian first responders, such as fire departments, police and hazardous material response teams. The enzymes were developed in collaboration with the U.S. Army Edgewood Chemical Biological Center. Commercialization is expected in the fourth quarter of 2004. Plans are underway to expand the collaboration for the development of enzyme systems to decontaminate a broad range of chemical and biological weapon agents.

      Genencor continued its progress toward commercialization of proprietary enzyme products that effectively reduce prion infectivity. Prions are widely seen as the causative agent of Bovine Spongiform Encephalopathy (commonly known as mad cow disease), and its human variant, Cruetzfelt-Jakob Disease. Once necessary regulatory approvals have been received, Genencor expects to commercialize products for use in hospitals and other medical and dental settings, as well as in the meat packing and meat processing markets.


Genencor Reports Second Quarter Results - Page 3 of 9

      While dependent upon many variables, we believe the developing markets for enzymatic solutions to prion infectivity and biodefense could offer an initial estimated market opportunity of $100 million to $150 million in five to seven years.

      During the second quarter of 2004, DuPont and Tate & Lyle PLC announced a new venture to manufacture 1,3 propanediol, which is used to make DuPont's Sorona(TM) polymer. The manufacturing process is expected to utilize Genencor's metabolic pathway engineering technology, and, according to a statement issued by DuPont and Tate & Lyle, the first plant is expected to start up in 2006.

Health Care
-----------

      Genencor's Health Care segment continued to make progress during the second quarter, focusing its attention and resources on targeted cancer biotherapeutics. As previously announced, Genencor advanced its first product candidate for treating cancer into investigational new drug (IND)-enabling development earlier this year. Based upon the Antibody Directed Enzyme Prodrug Therapy (ADEPT) platform, the lead product candidate will initially target significant unmet medical needs in colorectal carcinoma. According to the American Cancer Society, colorectal cancer is the third most common form of the disease and, in 2004, was responsible for approximately 56,000 deaths in the U.S. alone. The company's preliminary timeline anticipates filing an IND in late 2005 with clinical trials to follow thereafter.

      Earlier this year, Genencor sold its therapeutic vaccine program to Innogenetics for $10 million in up-front fees and may receive further payments of up to $87 million as development milestones are reached. In addition, Genencor would receive royalties on future product sales. In finalizing this transaction, Genencor transferred to Innogenetics sponsorship of the IND and Phase I clinical trial for its lead hepatitis B product candidate, plus intellectual property, research compounds and various third party relationships. The Health Care segment is now focused entirely on discovery, in-licensing and development of therapeutic products for the oncology market.


Genencor Reports Second Quarter Results - Page 4 of 9

2004 GUIDANCE

        Total revenues for 2004 are estimated to be in the range of $400 million to $406 million. Genencor anticipates research and development expenses for the full year 2004 to fall in the range of $73 million to $74 million. Operating income is expected to be in the $41 million to $42 million range. Genencor estimates net income available to common stockholders of between $24 million and $25 million, or between $0.38 and $0.40 earnings per diluted share (EPS), in 2004. The company's prior EPS guidance was $0.36 to $0.40. As the year progresses, Genencor will provide updates to its annual guidance as appropriate in its quarterly earnings releases. Genencor does not provide quarterly guidance.

ABOUT GENENCOR

      Genencor International is a diversified biotechnology company that develops and delivers innovative products and services into the health care, agri-processing, industrial and consumer markets. Using an integrated set of technology platforms, Genencor's products deliver innovative and sustainable solutions to many of the problems of everyday life.

      Genencor traces its history to 1982 and has grown to become a leading biotechnology company, with over $380 million in year 2003 annual revenues. Genencor has principal offices in Palo Alto, California; Rochester, New York; and Leiden, the Netherlands.

                                   # # #

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These include statements concerning plans, objectives, goals, strategies, future events or performance and all other statements which are other than statements of historical fact, including without limitation, statements containing words such as "believes," "anticipates," "expects," "estimates," "projects," "will," "may," "might" and words of a similar nature. Such statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Some important factors that could cause actual results to differ include dependence on the efforts of third parties, such as DuPont and Tate & Lyle PLC; dependence on new and uncertain technology and its uncertain application to new business ventures; regulatory actions or delays, or uncertainties related to product development, testing or manufacturing; ability to form and maintain strategic alliances; ability to complete certain transactions and to realize anticipated benefits from acquisitions; dependence on certain


Genencor Reports Second Quarter Results - Page 5 of 9 intellectual property rights of both Genencor and third parties, such as the U.S. Army Edgewood Chemical Biological Center; the competitive nature of Genencor's industry and risks of obsolescence of certain technology; and the high risk nature of efforts to develop viable products for the health care market including the possibility that clinical or preclinical testing may reveal unsuccessful results or undesirable side effects. These and other risk factors are more fully discussed in Genencor's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the United States Securities and Exchange Commission. The forward-looking statements contained in this release represent the judgment of Genencor as of the date of this report. Genencor disclaims, however, any intent or obligation to update any forward-looking statements.

CONFERENCE CALL INFORMATION

You are invited to listen to Genencor's second quarter financial results conference call that will be broadcast live over the Internet on July 29 at 5:00 p.m., EDT, with Jean-Jacques Bienaime, chairman, chief executive officer and president of Genencor, and Raymond J. Land, senior vice president and chief financial officer of Genencor. The company will discuss forward-looking information and review financial results on this call. To access the webcast, please log on to the Internet at http://www.shareholder.com/genencor/medialist.cfm. Please connect to the website at least 15 minutes prior to the call to ensure adequate time to register and log on. The webcast will be made available at this URL, as well as posted to the "Investor Relations" section of Genencor's website, www.genencor.com. You may also dial-in to the conference call at 888-428-4478 (domestic) or 612-332-0718 (international). Please call in approximately ten minutes before the call is scheduled to begin.


Genencor Reports Second Quarter Results - Page 6 of 9

                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        THREE MONTHS ENDED            SIX MONTHS ENDED
                                                             JUNE 30,                     JUNE 30,
                                                     -----------------------      ------------------------
                                                       2004           2003          2004            2003
                                                     ---------      --------      ---------      ---------
                                                             (UNAUDITED)                  (UNAUDITED)
Revenues:

       Product revenue                               $  96,173      $ 89,744      $ 187,712      $ 179,782
       Fees and royalty revenues                        13,759         6,603         16,583         12,226
                                                     ---------      --------      ---------      ---------
       Total revenues                                  109,932        96,347        204,295        192,008

Operating expenses:
       Cost of products sold                            55,031        51,786        105,496        102,627
       Research and development                         17,527        16,833         34,407         33,293
       Sales, marketing and business development         9,366         7,902         17,686         15,601
       General and administrative                        9,412         7,982         17,914         15,783
       Amortization of intangible assets                 1,148         1,498          2,323          2,890
       Other expense/(income)                              (90)           54         (7,995)           759
                                                     ---------      --------      ---------      ---------
       Total operating expenses                         92,394        86,055        169,831        170,953

Operating income                                        17,538        10,292         34,464         21,055

Non operating expenses/(income):
       Investment expense                                   --         1,018             --          1,018
       Interest expense                                  1,006         1,569          2,542          3,589
       Interest income                                    (822)       (1,558)        (1,693)        (2,403)
                                                     ---------      --------      ---------      ---------
       Total non operating expenses/(income)               184         1,029            849          2,204
                                                     ---------      --------      ---------      ---------

Income before income taxes                              17,354         9,263         33,615         18,851

Provision for/(benefit from) income taxes                3,471         1,644          6,723          4,712
                                                     ---------      --------      ---------      ---------

Net income                                           $  13,883      $  7,619      $  26,892      $  14,139
                                                     =========      ========      =========      =========
Net income available to holders of common stock      $  12,064      $  5,800      $  23,254      $  10,501
                                                     =========      ========      =========      =========

Earnings per common share:
       Basic                                         $    0.20      $   0.10      $    0.39      $    0.18
                                                     =========      ========      =========      =========
       Diluted                                       $    0.20      $   0.10      $    0.38      $    0.18
                                                     =========      ========      =========      =========
Weighted average common shares:

       Basic                                            59,305        58,570         59,285         58,534
                                                     =========      ========      =========      =========
       Diluted                                          60,826        60,230         61,050         59,515
                                                     =========      ========      =========      =========

GENENCOR REPORTS SECOND QUARTER RESULTS - PAGE 7 of 9

                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                    JUNE 30,     DECEMBER 31,
                                                                      2004          2003
                                                                     --------     --------
                                                                   (UNAUDITED)
Assets
Current assets:

     Cash and cash equivalents                                       $155,084     $166,551
     Other current assets                                             167,998      158,661
                                                                     --------     --------
               Total current assets                                   323,082      325,212
Property, plant and equipment, net                                    224,120      232,902
Goodwill                                                               29,380       29,380
Intangible assets, net                                                 43,961       47,075
Other assets                                                           74,590       77,853
                                                                     --------     --------
Total assets                                                         $695,133     $712,422
                                                                     ========     ========


LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

Current liabilities                                                  $ 92,522     $102,168
Long-term debt and capital lease obligations                           36,054       65,308
Other long-term liabilities                                            31,872       32,259
                                                                     --------     --------
               Total liabilities                                      160,448      199,735
                                                                     --------     --------

Redeemable preferred stock                                            180,663      177,025

Stockholders' equity                                                  354,022      335,662
                                                                     --------     --------
Total liabilities, redeemable preferred stock and stockholders'
equity                                                               $695,133     $712,422
                                                                     ========     ========


GENENCOR REPORTS SECOND QUARTER RESULTS - PAGE 8 of 9

                  GENENCOR INTERNATIONAL, INC. AND SUBSIDIARIES
                          UNAUDITED SEGMENT INFORMATION
                             (AMOUNTS IN THOUSANDS)

FOR THE THREE MONTHS ENDED JUNE 30, 2004


                                                             Segment        Corporate     Consolidated
                             Bioproducts     Health Care     Subtotal       and Other        Totals
                             -----------     -----------     --------       ---------        ------
Product revenue ............  $   96,173     $       --     $   96,173         $ --        $  96,173
Fees and royalty revenues ..       3,759         10,000         13,759           --           13,759
Total revenues .............      99,932         10,000        109,932           --          109,932
Research and development ...      12,198          5,329         17,527           --           17,527
Operating income/(loss) ....      14,212          3,216         17,428          110           17,538


FOR THE THREE MONTHS ENDED JUNE 30, 2003

                                                             Segment        Corporate     Consolidated
                             Bioproducts     Health Care     Subtotal       and Other        Totals
                             -----------     -----------     --------       ---------        ------
Product revenue .........     $ 89,744          $    --      $ 89,744          $--          $ 89,744
Fees and royalty revenues        6,453              150         6,603           --             6,603
Total revenues ..........       96,197              150        96,347           --            96,347
Research and development        10,914            5,919        16,833           --            16,833
Operating income/(loss) .       17,737           (7,536)       10,201           91            10,292


FOR THE SIX MONTHS ENDED JUNE 30, 2004


                                                             Segment        Corporate      Consolidated
                             Bioproducts     Health Care     Subtotal       and Other         Totals
                             -----------     -----------     --------       ---------        ------
Product revenue .........      $187,712         $    --        $187,712        $ --          $187,712
Fees and royalty revenues         6,358          10,225          16,583          --            16,583
Total revenues ..........       194,070          10,225         204,295          --           204,295
Research and development         23,174          11,233          34,407          --            34,407
Operating income/(loss) .        38,154          (3,581)         34,573        (109)           34,464


FOR THE SIX MONTHS ENDED JUNE 30, 2003


                                                             Segment        Corporate     Consolidated
                             Bioproducts     Health Care     Subtotal       and Other        Totals
                             -----------     -----------     --------       ---------        ------
Product revenue .........     $179,782          $    --       $179,782        $  --          $179,782
Fees and royalty revenues       12,001              225         12,226           --            12,226
Total revenues ..........      191,783              225        192,008           --           192,008
Research and development        21,234           12,059         33,293           --            33,293
Operating income/(loss) .       36,795          (15,442)        21,353         (298)           21,055


GENENCOR REPORTS SECOND QUARTER RESULTS - PAGE 9 of 9